ASSIGNMENT AND ASSUMPTION

OF SUBADVISORY AGREEMENT

This Assignment and Assumption of Subadvisory Agreement is made as of May 1, 2013 by and between Delaware Management Company (“DMC”) and Delaware Investments Fund Advisers (“DIFA”), each a series of Delaware Management Business Trust, a Delaware statutory trust (“DMBT”).

WHEREAS, DMBT is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, which currently provides investment advisory services to investment companies registered under the Investment Company Act of 1940, as amended, through DMC;

WHEREAS, Consulting Group Advisory Services LLC (the “Investment Manager”) serves as the investment adviser to the Large Capitalization Growth Investments Portfolio and Small Capitalization Value Equity Investments Portfolio (each a “Fund” and together the “Funds”), a series of Consulting Group Capital Markets Funds, pursuant to an Investment Advisory Agreement dated as of October 28, 2009.

WHEREAS, DMC has provided subadvisory services to the Funds pursuant to the Subadvisory Agreement dated January 4, 2010 between DMC, and the Investment Manager (the “Agreement”);

WHEREAS, DMBT has restructured the investment subadvisory services it provides to certain third party U.S. registered investment companies, or series thereof, including the Funds, by consolidating such services with and into DIFA, which is a newly organized series of DMBT (the “Restructuring”); and

WHEREAS, the restructuring does not result in a change of control od management, and thus does not constitute an “assignment” of the Agreement under the Investment Company Act of 1940, as amended.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Agreement previously in effect between DMC and the Investment Manager is hereby assumed in its entirety by DIFA, except that all references to DMC shall be replaced with references to DIFA.

2. DIFA agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of DMC thereunder.

3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption of Subadvisory Agreement as of the date set forth above.

DELAWARE MANAGEMENT COMPANY,		DELAWARE INVESTMENTS FUND
a series of Delaware Management Business Trust		ADVISERS, a series of Delaware Management
Business Trust

By:	/s/ David P. O’Connor	By:	/s/ David P. O’Connor
Name: David P. O’Connor		Name: David P. O’Connor
Title: Executive Vice President		Title: Executive Vice President

ACKNOWLEDGED:

Large Capitalization Growth Investments Portfolio
Small Capitalization Value Equity Investments Portfolio

By:	/s/ Donna Marley
Name: Donna Marley
Title: Chief Operating Officer